Exhibit 23 Exelon Corporation Form 11-K File No. 1-16169

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-219037) of Exelon Corporation of our report dated June 29, 2017, with respect to the statements of net assets available for benefits of the Exelon Employee Savings Plan for Represented Employees at TMI and Oyster Creek as of December 31, 2016, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2016, which appears in the December 31, 2016 annual report on Form 11-K of the Exelon Employee Savings Plan for Represented Employees at TMI and Oyster Creek.

/s/ WASHINGTON, PITTMAN & McKEEVER, LLC

Chicago, Illinois

June 29, 2017